Exhibit (a)(1)(C)

DIGIRAD CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”); (2) the cover letter from Richard Slansky, our Chief Financial Officer, dated June 11, 2009; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible options the opportunity to exchange these options for new options as described in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on July 9, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you may exchange eligible options for new options. For this purpose, eligible options include those options with an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer), were granted under either the Company’s 1998 Stock Option/Stock Issuance Plan or 2004 Stock Incentive Plan and remain outstanding and unexercised as of the expiration date. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Digirad’s common stock on the expiration date.

In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, you will receive new options. The number of new options you receive will be based on the number of options you exchange, the exercise price of those options, and an exchange ratio, as described in Section 2 of the Offer to Exchange.

Each new option will vest in accordance with a new vesting schedule described in Section 9 of the Offer to Exchange. Vesting on any date is generally subject to your continued employment with Digirad through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange all of your eligible options, you must sign, date and deliver this election form via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009, unless extended, to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

Only responses that are complete, signed and actually received by Catherine Fullaway at Digirad by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the box:

☐	Yes, I wish to participate in the offer as to ALL of my eligible options.

I understand that all of my eligible options will be cancelled irrevocably on July 9, 2009. I further understand that this election form will replace any election form I previously submitted.

I understand that if I choose to participate in this offer, but some of my eligible options are not “underwater” on the expiration date, that is, the exercise price of the option is equal to or less than the closing price of Digirad’s common stock on the expiration date of this offer, then those options will cease to be “eligible options,” my election with respect to those options will not be accepted, and I will keep those options in accordance with their original terms. I will not receive any new options or other benefit for those non-eligible options. My election will remain intact for any other eligible options I have elected to exchange.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO CATHERINE FULLAWAY AT DIGIRAD BEFORE 9:00 P.M., PACIFIC TIME, ON JULY 9, 2009.

DIGIRAD CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

A properly completed and signed copy of this election form must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009, by:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

If Digirad extends the offer period, the completed election form must be received by Catherine Fullaway at Digirad by the date and time of the extended expiration of the offer.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Catherine Fullaway at Digirad. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail or U.S. mail within four (4) U.S. business days. If you have not received a confirmation, it is your responsibility to ensure that your election form has been received by Catherine Fullaway at Digirad by July 9, 2009. Only responses that are complete, signed and actually received by Catherine Fullaway at Digirad by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election form is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Digirad will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you by e-mail or U.S. mail a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that Digirad has received your election form and does not mean that your options have been cancelled. Your options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which is scheduled to be July 9, 2009.

2.	Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on July 9, 2009. If Digirad extends the offer period beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although Digirad currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options on or before August 4, 2009, you may withdraw your tendered options at any time thereafter.

To withdraw your tendered options you must deliver a properly completed, signed and dated withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the tendered options to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

You may not rescind any withdrawal and the eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all eligible options by delivering a new election form before the expiration date of this offer.

To re-elect to exchange all of your withdrawn eligible options, you must submit a new election form to:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

Your new election form must be submitted before the expiration date of this offer in accordance with the procedures described in these instructions. Your new election form must be properly completed, signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form and/or withdrawal form we receive prior to the expiration date.

3.	Tenders.

If you intend to exchange options through the offer, you must tender all of your eligible options. You may not pick and choose which of your eligible options you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must generally correspond with the name as written on the face of the option agreement or agreements to which the options are subject. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Digirad of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

You do not need to return your notices of grant or stock option agreement(s) relating to any tendered eligible options.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to:

Catherine Fullaway

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

Phone: (858) 726-1424

E-mail: Catherine.Fullaway@Digirad.com

Copies will be furnished promptly at Digirad’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form together with all other required documents must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009 (unless Digirad extends the offer period), by:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the cover letter from Richard Slansky, our Chief Financial Officer, dated June 11, 2009, before deciding to participate in the offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.